UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 23, 2015

(Date of earliest event reported)

Cinedigm Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
902 Broadway, 9th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)
212-206-8600

(Registrant’s telephone number, including area code)

____________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Offering of Convertible Notes

Purchase Agreement

On April 23, 2015,  Cinedigm Corp. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Piper Jaffray & Co., as initial purchaser (the “Initial Purchaser”), relating to the private offering (the “Offering”) of $64,000,000 aggregate principal amount of the Company’s 5.5% Convertible Senior Notes due 2035 (the “Notes”).

The Purchase Agreement contains customary representations, warranties and covenants by the Company and customary conditions to closing, obligations of the parties and termination provisions. The Purchase Agreement also provides for customary indemnification by the Company and the Initial Purchaser against certain liabilities and customary contribution provisions in respect of those liabilities. In addition, the Company has agreed not to offer or sell any shares of Class A common stock of the Company (or securities exchangeable for or convertible into Class A common stock), subject to certain exceptions set forth in the Purchase Agreement, for a period of 90 days after the date of the private offering memorandum relating to the Offering without prior written consent of the Initial Purchaser.  The Offering was consummated on April 29, 2015.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to and incorporates herein by reference the full text of the Purchase Agreement, which is attached hereto as Exhibit 10.1.

Indenture

The Notes are governed by the terms of an Indenture, dated as of April 29, 2015, between the Company and U.S. Bank National Association, as Trustee (the “Indenture”).

Under the Indenture, the Notes are the senior unsecured obligations of the Company and will bear interest semi-annually in arrears on April 15 and October 15 of each year at an annual rate of 5.5%, commencing on October 15, 2015. The Notes will mature on April 15, 2035, unless earlier repurchased, redeemed or converted in accordance with their terms. The initial conversion rate for the Notes is 824.5723 shares of Class A common stock of the Company (subject to adjustment as provided for in the Indenture) per $1,000 principal amount of the Notes. Holders of the Notes will not receive any separate cash payment for accrued and unpaid interest, if any, to the conversion date except under certain limited circumstances described in the Indenture.

Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date, in principal amounts equal to $1,000 or an integral multiple thereof. The Indenture includes standard anti-dilution protection, which will result in adjustments to the conversion rate for stock splits and to the extent certain distributions are made to the then-existing holders of the Company's Class A common stock. The Indenture does not include anti-dilution protection for future issuances of the Company's securities, including equity and equity-linked securities.

On April 20, 2020, April 20, 2025 and April 20, 2030 and if the Company undergoes a fundamental change (as defined in the Indenture), subject to certain conditions, a holder will have the option to require the Company to repurchase all or a portion of its Notes for cash at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the relevant repurchase date. In addition, upon the occurrence of a “make-whole fundamental change” (as defined in the Indenture) or if the Company delivers a redemption notice, as described in the Indenture, prior to April 20, 2020, the Company will, in certain circumstances, increase the conversion rate for a holder that converts its Notes in connection with such make-whole fundamental change or redemption notice, as the case may be.

The Company may not redeem the Notes prior to April 20, 2018. The Company may, at its option, redeem all or part of the Notes at any time (i) on or after April 20, 2018 if the last reported sale price per share of the Company’s Class A common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides written notice of redemption and (ii) on or after April 20, 2020 regardless of the sale price condition described in clause (i), in each case, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The Indenture provides for customary events of default. If an event of default on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the Indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving the Company. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects and for up to 90 days, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right to receive additional interest on the Notes.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to and incorporates herein by reference the full text of the Purchase Agreement, which is attached hereto as Exhibit 4.1.

Forward Stock Purchase Transaction

On April 24, 2015, in connection with the sale of the Notes,  the Company entered into a forward stock purchase transaction (the “Forward Stock Purchase Transaction”) pursuant to a forward stock purchase confirmation (the “Forward Stock Purchase Confirmation”) with Société Générale (the “Forward Counterparty”), pursuant to which the Company agreed to purchase 11,791,384 shares of its Class A common stock for settlement on or about the fifth anniversary of the issuance of the Notes. The number of shares of Class A common stock that the Company will ultimately repurchase under the Forward Stock Purchase Transactions is subject to customary anti-dilution adjustments. On April 29, 2015, the Company used approximately $11.4 million of the proceeds from the Offering to fund the cost of the Forward Stock Purchase Transaction.

The Forward Stock Purchase Transaction is generally expected to facilitate privately negotiated derivative transactions between the Forward Counterparty and holders of the Notes, including swaps, relating to the shares of Class A common stock by which holders of the Notes have established short positions relating to the shares of Class A common stock and otherwise hedge their investments in the Notes. The Forward Counterparty or their respective affiliates generally expect to, but are not required to, enter into privately negotiated derivative transactions with investors in the Notes from time to time.

The Forward Stock Purchase Transaction is subject to early settlement, in whole or in part, at any time prior to the final settlement date at the option of the Forward Counterparty, as well as early settlement or settlement with alternative consideration in the event of certain corporate transactions. In the event the Company pays any cash dividends on its common stock, the Forward Counterparty will be required to pay an equivalent amount to the Company. The shares to be purchased under the Forward Stock Purchase Transaction will be treated as retired, for certain accounting purposes, as of the effective date of the Forward Stock Purchase Confirmation, but will remain outstanding for corporate law purposes, including for purposes of any future stockholder votes.

The Forward Stock Purchase Transaction is a separate transaction, entered into by the Company with the Forward Counterparty, and is not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Forward Stock Purchase Transaction.

The foregoing description of the Forward Stock Purchase Transaction does not purport to be complete and is qualified in its entirety by reference to and incorporates herein the full text of the Forward Stock Purchase Confirmation, which is attached hereto as Exhibit 10.2.

Stock Repurchase

In connection with the sale of the Notes, the Company intends to use approximately $2.6 million of the proceeds from the Offering to repurchase 2,721,100 shares of its Class A common stock from certain purchasers of notes in privately negotiated transactions. The repurchase is expected to occur on April 30, 2015.

Amendment to Credit Facility

On April 29, 2015, the Company amended and restated (the “Amendment”)  its amended and restated credit agreement (the “Credit Agreement”) dated as of January 14, 2014 with Société Générale, New York Branch, as administrative agent and OneWest Bank, FSB as collateral agent for the lenders party thereto and certain other secured parties (the “Collateral Agent”), and the lenders party thereto. The Amendment provided for repayment of the term loan under the Credit Agreement with approximately $18.2 million of proceeds from the Offering. The Amendment, among other things, extended the term of the revolving loans to March 31, 2018, provided for the release of the equity interests in the Company’s subsidiaries that were previously pledged as collateral, changed the interest rate as described below, replaced all financial covenants with a single debt service coverage ratio test commencing at June 30, 2016 as applied to the revolving loans and a $5.0 million minimum liquidity covenant, and provided consent to the issuance of the Notes. The Amendment provides that the revolving loans bear interest at Base Rate (as defined below) + 3% or LIBOR + 4%, at the Company’s election, but in no event may the elected rate be less than 1%. “Base Rate,” per annum, is equal to the highest of (a) the rate quoted by the Wall Street Journal as the ‘‘base rate on corporate loans by at least 75% of the nation’s largest banks,’’ (b) 0.50% plus the Federal Funds Rate (as defined in the Amendment), and (c) the Eurodollar Rate (as defined in the Amendment) plus 1%. In connection with the Amendment, on April 29, 2015, the related Security Agreement by and among the Company, the loan parties party thereto and the Company’s subsidiaries party thereto in favor of the Collateral Agent was amended (the “Security Agreement Amendment”) to reflect the amended collateral requirements.

The foregoing descriptions of the Amendment and the Security Agreement Amendment do not purport to be complete and are qualified in their entirety by reference to and incorporate herein by reference the full text of such agreements, which are attached hereto as Exhibits 10.3 and 10.4.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

On April 29, 2015, the Company issued and sold the Notes to the Initial Purchaser, as described more fully under Item 1.01 above and incorporated herein by reference, in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Item 9.01	Financial Statements and Exhibits

 (d) Exhibits.

Exhibit No.	Description
4.1	Indenture (including Form of Note) dated as of April 29, 2015 with respect to the Company’s 5.5% Convertible Senior Notes due 2035, between the Company and U.S. Bank National Association, as Trustee.
10.1	Purchase Agreement dated as of April 23, 2015 between the Company and Piper Jaffray & Co., as Initial Purchaser.
10.2	Forward Stock Purchase Confirmation, dated April 24, 2015, by and between the Company and Société Générale.
10.3
Second Amended and Restated Credit Agreement, dated as of April 29, 2015, among the Company, the Lenders party thereto, and Société Générale, as Administrative Agent and OneWest Bank, FSB as Collateral Agent.

10.4
Amended and Restated Security Agreement, dated as of April 29, 2015 to Security Agreement, dated as of October 20, 2013, by and among the Company, the loan parties party thereto and the Company’s subsidiaries party thereto in favor of the Collateral Agent, and OneWest Bank, FSB as Collateral Agent for the Secured Parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CINEDIGM CORP.

Dated: April 29, 2015	By:	/s/ Gary S. Loffredo
Gary S. Loffredo President of Digital Cinema, General Counsel and Secretary

EXHIBIT INDEX

(d) Exhibits.

Exhibit No.	Description
4.1	Indenture (including Form of Note) dated as of April 29, 2015 with respect to the Company’s 5.5% Convertible Senior Notes due 2035, between the Company and U.S. Bank National Association, as Trustee.
10.1	Purchase Agreement dated as of April 23, 2015 between the Company and Piper Jaffray & Co., as Initial Purchaser.
10.2	Forward Stock Purchase Confirmation, dated April 24, 2015, by and between the Company and Société Générale.
10.3
Second Amended and Restated Credit Agreement, dated as of April 29, 2015, among the Company, the Lenders party thereto, and Société Générale, as Administrative Agent and OneWest Bank, FSB as Collateral Agent.

10.4
Amended and Restated Security Agreement, dated as of April 29, 2015 to Security Agreement, dated as of October 20, 2013, by and among the Company, the loan parties party thereto and the Company’s subsidiaries party thereto in favor of the Collateral Agent, and OneWest Bank, FSB as Collateral Agent for the Secured Parties.